Exhibit 23.4

February 23, 2024

The Board of Directors HSBC Holdings plc

CONSENT OF C G SINGER

I, C G Singer, hereby consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the Annual Report on Form 20-F for the year ended December 31, 2023 of HSBC Holdings plc (the “Company”) and incorporated by reference in the Company’s Registration Statement on Form F-3 to be filed on or about February 23, 2024.

Yours sincerely

/s/ C G Singer
C G Singer Fellow of the Institute and Faculty of Actuaries

C G Singer

Consulting Actuary

Watson House
London Road
Reigate
Surrey RH2 9PQ
UK

T +44 1737 241144

D +44 1737 274192

M +44 7711 927212

F +44 1737 241496

E Colin.Singer@wtwco.com

W wtwco.com

Towers Watson Limited is registered in England and Wales
Registration number: 5379716, Registered address: Watson House, London Road, Reigate, Surrey RH2 9PQ, UK.
Authorised and regulated by the Financial Conduct Authority.